EXHIBIT 4-A.2
                                                                 CONFORMED COPY



                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                  AMENDMENT NO. 2 (the "Amendment"), dated as of July 18, 1999, to the Rights Agreement, dated as of June 1, 1998, by and between U S WEST, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent"), as amended by Amendment No. 1, dated as of May 16, 1999 (the "Rights Agreement").

                                   WITNESSETH

                  WHEREAS, concurrently with the execution hereof, the Company has entered into an Agreement and Plan of Merger by and between the Company and Qwest Communications International Inc., a Delaware corporation (the "Qwest Merger Agreement"); and

                  WHEREAS, concurrently with the execution hereof, the Company and Global Crossing, Ltd., a Bermuda company ("Global") entered into a Termination Agreement (the "Termination Agreement") terminating the Agreement and Plan of Merger, dated as of May 16, 1999 between the Company and Global (the "Global Merger Agreement"); and

                  WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Qwest Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, is bound to recommend to the stockholders of the Company the approval and adoption of the Qwest Merger Agreement; and

                  WHEREAS, the Board of Directors of the Company has determined that in connection with the Qwest Merger Agreement and the transactions contemplated thereby, including the termination of the Global Merger Agreement, it is desirable and in the best interests of the shareholders of the Company to amend the Rights Agreement as set forth herein; and

                  WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

                  NOW, THEREFORE, the Rights Agreement is amended as follows:

         SECTION 1. Acquiring Person. The following definition hereby replaces, in its entirety, subsection (a) of Section 1 of the Rights Agreement:

                  (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Voting Stock of the Company then outstanding; provided, however, that an Acquiring Person shall not include (i) an Exempt Person (as such term is hereinafter defined) or (ii) any Person, together with all Affiliates and Associates of such Person, who or which would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Voting Stock of the Company, the Beneficial Ownership of which was acquired by such Person (or his or its predecessor) pursuant to any action or transaction or series of related actions or transactions approved by the Board of Directors before such Person otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Voting Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board of Directors of the Company; provided, further, that in the event such Person described in this clause (ii) does not become an Acquiring Person by reason of subclause (A) or (B) of this clause (ii), such Person nonetheless shall become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional 1% or more of the Voting Stock of the Company, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of this clause (ii); or (iii) Qwest Communications International, Inc. or any of its Affiliates or Associates who become the Beneficial Owner of 15% or more of the Voting Stock of the Company by reason of (A) the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of July 18, 1999 between the Company and Qwest Communications International, Inc. (the "Qwest Merger Agreement"), (B) the approval of the Qwest Merger Agreement by any of the stockholders of the parties thereto or (C) the consummation of a transaction or the transactions contemplated by the Qwest Merger Agreement; provided, however, that in the event that Qwest Communications International Inc. or its Affiliates or Associates collectively become the Beneficial Owner of 15% or more of the Voting Stock then outstanding in any manner other than as contemplated in the Merger Agreement, the provisions of this subclause (iii) (other than this proviso) shall terminate immediately. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith (but only if at the time of such determination by the Board of Directors there are then in office not less than two Continuing Directors and such action is approved by a majority of the Continuing Directors then in office) that a Person, who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of subsection (a) of this Section 1, has become such inadvertently, and such Person, as promptly as practicable (as determined in good faith by the Board of Directors), divests himself or itself of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this subsection (a), then such Person shall not be deemed an "Acquiring Person" for any purposes of this Rights Agreement.

     SECTION 2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
SECTION 3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                      U S WEST, INC.

                                      /S/ MARK ROELLIG

                                      By: _____________________________________
                                      Name:   Mark Roellig
                                      Title:     Secretary


                                      STATE STREET BANK AND TRUST COMPANY

                                      /S/ STEPHEN CESSO

                                      By: _____________________________________
                                      Name:  Stephen Cesso
                                      Title:  Vice  President  and  Associate
                                               Counsel